Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment to the Registration Statement No. 333-288734 on Form S-11 of our report dated March 5, 2025, relating to the Statement of Revenues and Certain Expenses from Real Estate Operations of Bridgepointe Shopping Center for the year ended December 31, 2023 appearing in the Current Report on Form 8-K/A of Cohen & Steers Income Opportunities REIT, Inc. filed on March 5, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 29, 2026